Exhibit 10.6

MASTER TERMS AND CONDITIONS FOR WARRANTS

ISSUED BY RADIOSHACK CORPORATION

The purpose of this Master Terms and Conditions for Warrants (this “Master Confirmation”), dated as of August 12, 2008, is to set forth certain terms and conditions for warrant transactions that RadioShack Corporation (“Issuer”) shall enter into with Bank of America, N.A. (“Bank”). Each such transaction (a “Transaction”) entered into between Bank and Issuer that is to be subject to this Master Confirmation shall be evidenced by a written confirmation substantially in the form of Exhibit A hereto, with such modifications thereto as to which Issuer and Bank mutually agree (a “Confirmation”). This Master Confirmation and each Confirmation together constitute a “Confirmation” as referred to in the Agreement specified below.

This Master Confirmation and a Confirmation evidence a complete binding agreement between you and us as to the terms of the Transaction to which this Master Confirmation and such Confirmation relate. This Master Confirmation and each Confirmation hereunder, shall supplement, form a part of, and be subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as if we had executed an agreement in such form on the Trade Date of the first such Transaction (but without any Schedule except for the election of United States dollars as the Termination Currency) between you and us, and such agreement shall be considered the “Agreement” hereunder.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Definitions”) as published by ISDA are incorporated into this Master Confirmation. For the purposes of the Definitions, each reference herein or in any Confirmation hereunder to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

THE AGREEMENT, THIS MASTER CONFIRMATION AND EACH CONFIRMATION WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CHOICE OF LAW DOCTRINE (OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

The Transactions under this Master Confirmation shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Bank and Issuer or any confirmation or other agreement between Bank and Issuer pursuant to which an ISDA Master Agreement is deemed to exist between Bank and Issuer, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Bank and Issuer are parties, the Transactions under this Master Confirmation and the Agreement shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

1. In the event of any inconsistency between this Master Confirmation, on the one hand, and the Definitions or the Agreement, on the other hand, this Master Confirmation will control for the purpose of the Transaction to which a Confirmation relates. In the event of any inconsistency between the Definitions, the Agreement and this Master Confirmation, on the one hand, and a Confirmation, on the other hand, the Confirmation will govern. With respect to a Transaction, capitalized terms used herein that are not otherwise defined shall have the meaning assigned to them in the Confirmation relating to such Transaction.

2. Each party will make each payment specified in this Master Confirmation or a Confirmation as being payable by such party, not later than the due date for value on that date in the place of the account specified below or otherwise specified in writing, in freely transferable funds and in a manner customary for payments in the required currency.

3. Confirmations and General Terms:

This Master Confirmation and the Agreement, together with the Confirmation relating to a Transaction, shall constitute the written agreement between Issuer and Bank with respect to such Transaction. Each Transaction to which a Confirmation relates is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Definitions, and shall have the following terms:

Components:	Each Transaction will be divided into individual Components, each with the terms set forth in this Master Confirmation and the related Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in the Confirmation for such Transaction. The valuation and exercise of the Warrants and the payments and deliveries to be made upon settlement of each Transaction will be determined separately for each Component of such Transaction as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Bank

Shares:	The common stock, USD1.00 par value per share, of Issuer (Symbol: “RSH”).

Trade Date:	As set forth in the Confirmation for such Transaction

Effective Date:	As set forth in the Confirmation for such Transaction

Number of Warrants:	For each Component, as set forth in the Confirmation for such Transaction.

Warrant Entitlement:	One Share per Warrant

Strike Price:	As set forth in the Confirmation for such Transaction

Premium:	As set forth in the Confirmation for such Transaction

Premium Payment Date:	As set forth in the Confirmation for such Transaction

Exchange:	New York Stock Exchange

Related Exchanges:	All Exchanges

Calculation Agent:	Buyer. The Calculation Agent shall, upon written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Calculation Agent shall not be obligated to disclose any proprietary models used by it for such calculation.

4. Procedure for Exercise and Valuation:

In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Dates:	As set forth in the Confirmation for such Transaction for such Component (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of a Transaction hereunder; and provided, further, that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Final Disruption Date shall be deemed the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for a Transaction). Notwithstanding the foregoing and anything to the contrary in the Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Warrants for the relevant Component for which such day shall be the Expiration Date in a manner reasonably based on the duration of the relevant Market Disruption Event and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Automatic Exercise:	Applicable. The Warrants for any Component shall be deemed automatically exercised at the Expiration Time on the Expiration Date for such Component if the Reference Price for the relevant Valuation Date is greater than the Strike Price for the relevant Transaction.

Reference Price:	For any Valuation Date, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page RSH.N <equity> AQR (or any successor thereto) in respect of the period from the scheduled opening time to the Scheduled Closing Time (New York City time) on such Valuation Date (or if such volume-weighted average price is unavailable, the volume-weighted average price per Share for transactions in the Shares on the Exchange that are reported for such Valuation Date, as determined by the Calculation Agent). Notwithstanding anything to the contrary in the Definitions, if (i) any Expiration Date is a Disrupted Day and (ii) the Calculation Agent determines that such Expiration Date shall be an Expiration Date for fewer than the Number of Warrants set forth in the Confirmation for such Transaction, then the Reference Price for the relevant Valuation Date shall be the volume-weighted average price per Share on such Valuation Date on the Exchange, as determined by the Calculation Agent based on such sources as it deems appropriate using a volume-weighted methodology, for the portion of such Valuation Date for which the Calculation Agent determines there is no Market Disruption Event.

Valuation Time:	As defined in Section 6.1 of the Definitions

Valuation Date:	Each Exercise Date

Final Disruption Date:	For any Transaction, the eighth Scheduled Trading Day immediately following the scheduled Expiration Date for the last Component of such Transaction.

Market Disruption Event:	The third and fourth lines of Section 6.3(a) of the Definitions are hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time” and replacing them with “at any time prior to the relevant Valuation Time”.

Section 6.3(d) of the Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

5. Settlement Terms:

In respect of any Component:

Settlement Method:	Net Share Settlement

Net Share Settlement:	On each Settlement Date, Seller shall deliver to Buyer a number of Shares equal to the Net Share Amount for such Settlement Date to the account specified by Buyer and cash in lieu of any fractional shares valued at the Reference Price for the Valuation Date corresponding to such Settlement Date. If, Buyer reasonably and in good faith determines based on advice of counsel that, for any reason, the Shares deliverable upon Net Share Settlement would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), then Buyer may elect to either (x) accept delivery of such Shares notwithstanding any restriction on transfer or (y) have the provisions set forth in Section 12(c) below apply.

Net Share Amount:	For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the product of (i) the number of Warrants being exercised or deemed exercised on the Exercise Date corresponding to such Settlement Date, (ii) the excess, if any, of the Reference Price for the Valuation Date corresponding to such Settlement Date over the Strike Price for the relevant Transaction (such product, the “Net Share Settlement Amount”), and (iii) the Warrant Entitlement, divided by such Reference Price.

Settlement Currency:	USD

Representation and Agreement:	To the extent Seller is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 and 9.12 of the Definitions will be applicable as if Physical Settlement were applicable to the Transaction; provided that the Representation and Agreement contained in Section 9.11 of the Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising solely as a result of the fact that Issuer is the issuer of the Shares.

Maximum Delivery Amount:	As set forth in the Confirmation for such Transaction

6. Dividends:

In respect of any Component:

Dividend Adjustments:	Issuer agrees to notify Buyer promptly of the announcement of an ex-dividend date (an “Ex-Dividend Date”) of any cash dividend by the Issuer. If at any time during the period from and including the Effective Date, to but excluding the Expiration Date, (i) an Ex-Dividend Date for a regular annual cash dividend occurs with respect to the Shares, and that dividend differs from the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a regular annual cash dividend occurs with respect to the Shares in any annual dividend period of Counterparty, then the Calculation Agent will make a corresponding adjustment to any one or more of the Strike Price, Number of Warrants, Number of Warrants per Component and/or any other variable relevant to the exercise, settlement or payment for the Transaction to preserve for the parties the intended economic benefits of such Transaction after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD0.25 per Share per year, and zero for any subsequent dividend or distribution on the Shares for which the Ex-Dividend Date falls within the same calendar year.

The Calculation Agent shall provide prompt notice of any such adjustments, including a schedule or other reasonably detailed explanation of the basis for and determination of each adjustment.

7. Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment. For purposes hereof, the definition of “Potential Adjustment Event” shall not include clause (iv) thereof.

8. Extraordinary Events:

New Shares:	In the definition of New Shares in Section 12.1(i) of the Definitions, the text in clause (i) thereof shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors)”.

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination)

Tender Offer:	Applicable provided, however, that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Definitions and an Additional Termination Event under Section 12(f) of this Master Confirmation, Bank may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Definitions or Section 12(f) of this Master Confirmation will apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies to any Transaction, the adjustments to be made in accordance with Section 12.2(e)(i) of the Definitions would result in Issuer being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Definitions, Issuer and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Bank that Bank has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Bank to continue as a party to such Transaction, as adjusted under Section 12.2(e)(i) of the Definitions, and to preserve its hedging or hedge unwind activities in connection with such Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Bank (based on commercially reasonable interpretations of such legal, regulatory or self-regulatory requirements applicable to Bank), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Definitions shall apply.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination).

In addition to the provisions of Section 12.6(a)(iii) of the Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed or re-traded on any of the New York Stock Exchange, the American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed or re-traded on any such exchange, such exchange shall thereafter be deemed to be the Exchange and the Calculation Agent shall make any adjustments it deems necessary to the terms of the Transaction to preserve for the parties the intended economic benefits of such Transaction after taking into account changes in liquidity, trading volume and public float as a result of such re-listing or re-trading.

9. Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation” and (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”.

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	2.00% per annum

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.25% per annum

Hedging Party:	For all applicable Additional Disruption Events, Buyer

Determining Party:	For all applicable Extraordinary Events, Buyer. The Determining Party shall, upon written request by either party, provide a written explanation of any calculation or adjustment made by it including, where applicable, a description of the methodology and the basis for such calculation or adjustment in reasonable detail, it being understood that the Determining Party shall not be obligated to disclose any proprietary models used by it for such calculation.

10. Acknowledgements:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

11. Representations, Warranties and Agreements:

(a) In connection with this Master Confirmation, each Confirmation, each Transaction to which a Confirmation relates and any other documentation relating to the Agreement, each party to this Master Confirmation represents and warrants to, and agrees with, the other party that:

(i) it is an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(ii) it is an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended (the “CEA”), and this Master Confirmation and each Transaction hereunder are subject to individual negotiation by the parties and have not been executed or traded on a “trading facility” as defined in Section 1a(33) of the CEA.

(b) Issuer hereby repeats the representations and warranties of Issuer set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”) dated as of August 12, 2008 between Issuer and Citigroup Global Markets Inc. and Banc of America Securities LLC, as representatives of the Initial Purchasers (as defined in the Purchase Agreement), and, in addition, represents and warrants to, and agrees with, Buyer on the Trade Date of each Transaction that:

(i) it understands that no obligations of Bank to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any Affiliate of Bank or any governmental agency;

(ii) IT UNDERSTANDS THAT SUCH TRANSACTION IS SUBJECT TO COMPLEX RISKS THAT MAY ARISE WITHOUT WARNING AND MAY AT TIMES BE VOLATILE AND THAT LOSSES MAY OCCUR QUICKLY AND IN UNANTICIPATED MAGNITUDE AND IS WILLING TO ACCEPT SUCH TERMS AND CONDITIONS AND ASSUME (FINANCIALLY AND OTHERWISE) SUCH RISKS;

(iii) as of the Trade Date of each Transaction, (A) none of Issuer and its executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors is aware of any material non-public information regarding Issuer or the Shares and (B) each of its filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and that, as of the respective dates thereof and as of the date of this representation, there is no misstatement of material fact contained therein or omission of a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(iv) it is not entering into any Transaction to create, and is not engaging in any other securities or derivatives transactions to create, actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in either case in violation of Section 9 of the Exchange Act;

(v) on each day that such Transaction is outstanding, it shall maintain a number of authorized but unissued Shares that are free from preemptive rights that at all times exceeds the sum of (x) the Maximum Delivery Amount for such Transaction, plus (y) the aggregate number of Shares expressly reserved for any other use (including, without limitation, Shares reserved for issuance upon the exercise of options or convertible debt), whether expressed as caps or as numbers of Shares reserved or otherwise, and, notwithstanding the provisions of Section 5(a)(ii) of the Agreement, in the event of a failure by Issuer to comply with the agreement set forth in this clause (v), there shall be no grace period for remedy of such failure;

(vi) the Shares issuable upon exercise of all Warrants (the “Warrant Shares”) have been duly authorized and, when delivered pursuant to the terms of such Transaction, shall be validly issued, fully-paid and non-assessable, and such issuance of the Warrant Shares shall not be subject to any preemptive or similar rights;

(vii) it is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended; and

(viii) without limiting the generality of Section 13.1 of the Definitions, Issuer acknowledges that neither Bank nor any of its affiliates is making any representations or warranties or taking a position or expressing any view with respect to the treatment of the Transaction under any accounting standards, including without limitation FASB Statements 128, 133, as amended, 149 or 150, EITF Issue No. 00-19, Issue No. 01-6 or Issue No. 03-6 (or any successor issue statements) or under the FASB’s Liabilities & Equity Project.

(ix) on the Trade Date and the Premium Payment Date of such Transaction (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature;

(x) during the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”) of such Transaction, unless Issuer provides written notice of a “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M (a “Regulation M Distribution”), on or prior to the Exchange Business Day immediately preceding the relevant “restricted period,” as such term is defined in Regulation M, (A) the Shares or securities that are convertible into, or exchangeable or exercisable for Shares shall not be, subject to a “restricted period,” as such term is defined in Regulation M and (B) Issuer shall not engage in any Regulation M Distribution, until the second Exchange Business Day immediately following such Settlement Period;

(xii) Issuer shall not from the day immediately following the Trade Date of any Transaction to and including the third Exchange Business Day immediately following such Trade Date, engage in any distribution; as such term is used in Regulation M under the Exchange Act, of any securities of Issuer other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M; and

(xiii) Issuer shall deliver to Bank an opinion of counsel, dated as of the Premium Payment Date of such Transaction and reasonably acceptable to Bank in form and substance, substantially with respect to the matters set forth in Section 3(a) of the Agreement and Section 11(b)(vi) hereof with respect to such Transaction.

12. Miscellaneous:

(a) Early Termination. The parties agree that Second Method and Loss will apply to each Transaction under this Master Confirmation as such terms are defined under the 1992 ISDA Master Agreement (Multicurrency-Cross Border).

(b) Alternative Calculations and Issuer Payment on Early Termination and on Certain Extraordinary Events. If, subject to Section 12(g) below, Issuer owes Buyer any amount in connection with a Transaction hereunder pursuant to Section 12.7 or 12.9 of the Definitions (except in the case of an Extraordinary Event in which the consideration or proceeds to be paid to holders of Shares as a result of such event consists solely of cash) or pursuant to Section 6(d)(ii) of the Agreement (except in the case of an Event of Default in which Issuer is the Defaulting Party or a Termination Event in which Issuer is the Affected Party, other than an (x) Event of Default of the type described in Section 5(a)(iii), (v), (vi) or (vii) of the Agreement or (y) a Termination Event of the type described in Section 5(b) of the Agreement that in the case of either (x) or (y) resulted from an event or events outside Issuer’s control) (a “Issuer Payment Obligation”), Issuer shall have the right, in its sole discretion, to satisfy any such Issuer Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Buyer, confirmed in writing within one Scheduled Trading Day, between the hours of 9:00 a.m. and 4:00 p.m. New York time on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or the date of cancellation or termination, as applicable (“Notice of Issuer Termination Delivery”); provided that (i) if Issuer does not validly elect to satisfy its Issuer Payment Obligation in Termination Delivery Units in accordance with the preceding clause, Buyer shall have the right to require Issuer to satisfy its Issuer Payment Obligation in Termination Delivery Units and (ii) Issuer shall not have the right, notwithstanding any notice to the contrary, to elect to satisfy its Issuer Payment Obligation by Termination Delivery Units unless on the date of any such notice, Issuer represents to Buyer that, as of the date of such election, none of Issuer and its executive officers (as defined in Rule 3b-7 under the Exchange Act) and directors is in possession of any material non-public information with respect to itself or the Shares. Within a commercially reasonable period of time following receipt of a Notice of Issuer Termination Delivery or notice by Buyer to Issuer, as the case may be, Issuer shall deliver to Buyer a number of Termination Delivery Units having a cash value equal to the amount of such Issuer Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation, and the date of such delivery, the “Termination Payment Date”). In addition, if, in the reasonable opinion of counsel to Issuer or Buyer, for any reason, the Termination Delivery Units deliverable pursuant to this paragraph (b) would not be immediately freely transferable by Buyer under Rule 144 under the Securities Act, then Buyer may elect either to (x) accept delivery of such Termination Delivery Units notwithstanding any restriction on transfer or (y) have the provisions set forth in paragraph (c) below apply. If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.”

“Termination Delivery Unit” means (i) in the case of a Termination Event, an Event of Default or an Extraordinary Event (other than an Insolvency, Nationalization, Merger Event or Tender Offer), one Share or (ii) in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer. If a Termination Delivery Unit consists of property other than cash or New Shares and Issuer provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization or Insolvency), or the date of such Termination Event, Event of Default or an Additional Disruption Event, as the case may be, that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Issuer designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

In the event that (a) an Early Termination Date occurs or is designated with respect to a Transaction or Transactions as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(i), 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Bank owes to Counterparty an amount calculated under Section 6(e) of the Agreement, or (b) Bank owes to Counterparty, pursuant to Section 12.7 or Section 12.9 of the Definitions, an amount calculated under Section 12.8 of the Definitions, such amount shall be deemed to be zero.

(c) Registration/Private Placement Procedures. (i) With respect to each Transaction, the following provisions shall apply to the extent provided for above opposite the caption “Net Share Settlement” in Section 5 or in paragraph (b) of this Section 12. If so applicable, then, at the election of Issuer by notice to Buyer within five Exchange Business Day after the relevant delivery obligation arises, but in any event at least one Exchange Business Day prior to the date on which such delivery obligation is due (if Issuer does not make an election by such date, Issuer shall be deemed to have made the election described in clause (B) below), either (A) all Shares or Termination Delivery Units, as the case may be, delivered by Issuer to Buyer shall be, at the time of such delivery, covered by an effective registration statement of Issuer for immediate resale by Buyer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Buyer) or (B) Issuer shall deliver additional Shares or Termination Delivery Units, as the case may be, so that the value of such Shares or Termination Delivery Units, as determined by the Calculation Agent to reflect an appropriate liquidity discount, equals the value of the number of Shares or Termination Delivery Units that would otherwise be deliverable if such Shares or Termination Delivery Units were freely tradeable (without prospectus delivery) upon receipt by Buyer

(such value, the “Freely Tradeable Value”); provided that Issuer may not make the election described in this clause (B) if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Issuer to Buyer (or any affiliate designated by Buyer) of the Shares or the exemption pursuant to Section 4(1) or Section 4(3) of the Securities Act for resales of the Shares by Buyer (or any such affiliate of Buyer). (For the avoidance of doubt, as used in this paragraph (c) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii) If Issuer makes the election described in clause (c)(i)(A) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Buyer or such Affiliate, as the case may be, in its discretion; and

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Shares or Termination Delivery Units, as the case may be, by Buyer or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of similar size of equity securities, in form and substance commercially reasonably satisfactory to Buyer or such Affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all reasonable fees and expenses of counsel for Buyer, and shall provide for the delivery of customary accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii) If Issuer makes the election described in clause (c)(i)(B) above:

(A) Buyer (or an Affiliate of Buyer designated by Buyer) and any potential institutional purchaser of any such Shares or Termination Delivery Units, as the case may be, from Buyer or such Affiliate identified by Buyer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to Issuer;

(B) Buyer (or an Affiliate of Buyer designated by Buyer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Shares or Termination Delivery Units, as the case may be, by Issuer to Buyer or such Affiliate and the private resale of such shares by Buyer or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Buyer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Buyer and its Affiliates and Issuer, shall provide for the payment by Issuer of all reasonable expenses in connection with such resale, including all reasonable fees and expenses of counsel for Buyer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use commercially reasonable efforts to provide for the delivery of customary accountants’ “comfort letters” to Buyer or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(C) Issuer agrees that any Shares or Termination Delivery Units so delivered to Buyer, (i) may be transferred by and among Buyer and its affiliates, and Issuer shall effect such transfer without any further action by Buyer and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Shares or any securities issued by Issuer comprising such Termination Delivery Units, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Shares or securities upon delivery by Buyer (or such affiliate of Buyer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Buyer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Buyer (or such affiliate of Buyer).

(d) Make-whole Shares. If Issuer makes the election described in clause (i)(B) of paragraph (c) of this Section 12, including, for the avoidance of doubt, any such election following Buyer’s election described in paragraph (b) of this Section 12 for Section 12(c) to apply, then Buyer or its affiliate may sell (which sale shall be made in a commercially reasonable manner) such Shares or Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Buyer completes the sale of all such Shares or Termination Delivery Units, as the case may be, or a sufficient number of Shares or Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”). If any of such delivered Shares or Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Buyer shall return such remaining Shares or Termination Delivery Units to Issuer. If the Required Proceeds exceed the realized net proceeds from such resale, Issuer shall transfer to Buyer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Termination Delivery Units (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 12(d). This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 12(e).

(e) Limitations on Settlement by Issuer. Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Issuer be required to deliver Shares in connection with any Transaction in excess of the Maximum Delivery Amount for such Transaction. In the event Issuer shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 12(e) (the resulting deficit, the “Deficit Shares”), Issuer shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date for the relevant Transaction (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved and (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions. Issuer shall immediately notify Buyer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f) Certain Corporate Transactions. Upon the consummation of any of the following events, Buyer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement with respect to which the Transactions are the Affected Transactions and Issuer is the sole Affected Party:

(i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Issuer, Issuer’s subsidiaries or its or their employee benefit plans files a Schedule 13D or Schedule TO (or any successor schedule, form or report) pursuant to the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Issuer’s common equity representing more than 50% of the voting power of all shares of Issuer’s common equity entitled to vote generally in the election of directors, unless such beneficial ownership arises as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act; and provided, that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or group until such tendered securities are accepted for purchase or exchange under such offer;

(ii) consummation of (A) any recapitalization, reclassification or change of Shares (other than changes resulting from a subdivision or combination) as a result of which such Shares would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any statutory share exchange, consolidation or merger involving Issuer pursuant to which Shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Issuer and its subsidiaries, taken as a whole, to any person other than one or more of Issuer’s subsidiaries, other than any transaction:

•	involving a consolidation or merger that does not result in a reclassification, conversion, exchange or cancellation of Issuer’s outstanding common stock; or

•

that is effected solely to change Issuer’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Issuer’s common stock solely into shares of common stock of the surviving entity; or

(iii) individuals, on the Trade Date, constituted Issuer’s board of directors (together with any new directors whose election by such board of directors or whose nomination for election by Issuer’s shareholders was approved by a vote of a majority of Issuer’s directors then still in office who were either directors on the Trade Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of Issuer’s board of directors then in office;

provided that the event as set forth in clause (i) or (ii) above will not be deemed to have occurred, if more than 90% of the consideration received or to be received by Issuer’s common stockholders (excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with the transaction or transactions constituting such event consists of shares of capital stock or depositary receipts representing shares of capital stock traded on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market (or their respective successors) or which will be so traded when issued or exchanged in connection with the transaction or transactions that would otherwise be such an event (such shares of capital stock, “Publicly Traded Shares”) and as a result of this transaction or transactions the 2.50% convertible senior notes of Issuer due 2013 become convertible into such Publicly Traded Shares, excluding cash payments for fractional shares.

(g) Set-Off and Netting. Both parties waive any rights to set-off or net amounts due either party with respect to any Transaction hereunder against amounts due to either party from the other party under any other agreement between the parties.

(h) Status of Claims in Bankruptcy. Buyer acknowledges and agrees that this Master Confirmation, together with any Confirmation, is not intended to convey to Buyer rights with respect to any Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Issuer; provided that nothing herein shall limit or shall be deemed to limit Buyer’s right to pursue remedies in the event of a breach by Issuer of its obligations and agreements with respect to any Transaction; and provided, further, that nothing herein shall limit or shall be deemed to limit Buyer’s rights in respect of any transactions other than the Transactions.

(i) No Collateral. Notwithstanding any provision of this Master Confirmation, any Confirmation or the Agreement, or any other agreement between the parties, to the contrary, the obligations of Issuer under the Transactions are not secured by any collateral. Without limiting the generality of the foregoing, if this Master Confirmation, the Agreement or any other agreement between the parties includes an ISDA Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, then the obligations of Issuer hereunder shall not be considered to be obligations under such Credit Support Annex or other agreement pursuant to which Issuer collateralizes obligations to Buyer, and any Transactions hereunder shall be disregarded for purposes of calculating any Exposure, Market Value or similar term thereunder.

(j) Assignment of Share Delivery to Affiliates. Buyer has the right to assign any or all of its rights and obligations under a Transaction to deliver or accept delivery of Shares to any of its Affiliates; provided that Issuer shall have recourse to Buyer in the event of failure by the assignee to perform any of such obligations hereunder. Notwithstanding the foregoing, the recourse to Buyer shall be limited to recoupment of Issuer’s monetary damages and Issuer hereby waives any right to seek specific performance by Buyer of its obligations hereunder. Such failure after any applicable grace period shall be deemed to be an Additional Termination Event, such Transaction shall be the only Affected Transaction and Buyer shall be the only Affected Party.

(k) Limit on Beneficial Ownership. Notwithstanding any other provisions hereof, Buyer may not exercise any Warrant hereunder or have the “right to acquire” (within the meaning of NYSE Rule 312.04(g)) Shares upon exercise of any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and any delivery pursuant to Section 12(b) shall not be made, to the extent (but only to the extent) that the receipt of any Shares upon such exercise or delivery would result in Buyer directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of the lesser of (i) 4.9% of the outstanding Shares or (ii) 936,047 Shares (the “Threshold Number of Shares”). Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Buyer directly or indirectly so beneficially owning in excess of the Threshold Number of Shares. If any delivery owed to Buyer hereunder is not made, in whole or in part, as a result of this provision, Issuer’s obligation to make such delivery shall not be extinguished and Issuer shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Buyer gives notice to Issuer that such delivery would not result in Buyer directly or indirectly so beneficially owning in excess of the Threshold Number of Shares.

(l) Transfer. Notwithstanding any provision of the Agreement to the contrary, Buyer may, subject to applicable law, freely transfer and assign all of its right and obligations under any Transaction without the consent of Seller.

(m) Severability; Illegality. If compliance by either party with any provision of a Transaction would be unenforceable or illegal, (i) the parties shall negotiate in good faith to resolve such unenforceability or illegality in a manner that preserves the economic benefits of the transactions contemplated hereby and (ii) the other provisions of the Transaction shall not be invalidated, but shall remain in full force and effect.

(n) Waiver of Trial by Jury. EACH OF ISSUER AND BUYER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY TRANSACTION HEREUNDER OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Confidentiality. Notwithstanding any provision in this Master Confirmation, any Confirmation or the Agreement, in connection with Section 1.6011-4 of the Treasury Regulations, the parties hereby agree that each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

(p) Securities Contract; Swap Agreement. The parties hereto intend for: (i) each Transaction hereunder to be a “securities contract” as defined in 12 U.S.C § 1821(e)(8)(D)(ii) and a “swap agreement” as defined in 12 U.S.C § 1821(e)(8)(D)(vi), and the parties hereto to be entitled to the protections afforded by, among other Sections of the Federal Deposit Insurance Act (the “FDIA”) 12 U.S.C § 1821(e)(8); (ii) the Agreement to be a “master agreement” as described in 12 U.S.C § 1821(e)(8)(D)(vii); (iii) a party’s right to liquidate, terminate or accelerate any Transaction, offset, net or net out termination values, payment amounts or other transfer obligations, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “right” protected by 12 U.S.C § 1821(e)(8)(E); (iv) any cash, securities or other property provided as performance assurance, credit support or collateral with respect to each Transaction to constitute “payment amounts” and “transfer obligations” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the FDIA and (v) all payments or deliveries for, under or in connection with each Transaction, all payments for the Shares and the transfer of such Shares to constitute “payment amounts” and “transfer obligations” “under” or “in connection with” each Transaction and the Agreement, in each case within the meaning of the FDIA.

(q) Additional Termination Event. If at any time Buyer reasonably determines based on the advice of counsel that it is advisable to terminate a portion of any Transaction so that Buyer’s related hedging activities necessary to hedge Buyer’s economic exposure to such Transaction or unwind of such related hedge position will comply with applicable securities laws, rules or regulations or related policies and procedures of Buyer (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Buyer), an Additional Termination Event shall occur in respect of which (1) Issuer shall be the sole Affected Party and (2) the affected portion of such Transaction shall be the sole Affected Transaction.

(r) Effectiveness. If, on or prior to the Premium Payment Date for any Transaction, Buyer reasonably determines based on the advice of counsel that it is advisable to cancel such Transaction because of concerns that Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, such Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of such Transaction.

(s) Right to Extend. Buyer may postpone, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the number of Warrants per Component with respect to one or more Expiration Dates) if Buyer determines, in its commercially reasonable judgment, that such extension is reasonably necessary to preserve Buyer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Buyer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Buyer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Buyer.

(t) Amendments to the Definitions:

(A) Section 11.2(a) of the Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or Warrants” at the end of the sentence.

(B) Section 11.2(c) of the Definitions is hereby amended by (x) replacing the words “a diluting or concentrative” with “an”, (y) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(C) Section 11.2(e)(vii) of the Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “an”; and adding the phrase “or Warrants” at the end of the sentence.

(D) Section 12.9(b)(iv) of the Definitions is hereby amended by:

(x) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(y) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence.

(E) Section 12.9(b)(v) of the Definitions is hereby amended by:

(x) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(y)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other”; and

(z) deleting subsection (X) in its entirety and the words “or (Y)” immediately following subsection (X).

13. Addresses for Notice:

If to Bank:	Bank of America, N.A.
c/o Banc of America Securities LLC
Equity Financial Products- Legal
One Bryant Park
New York, NY 10036
	Attention:	John Servidio
	Telephone No.:	(646) 855-7127
	Facsimile No.:	(704) 208-2869

If to Issuer:	RadioShack Corporation
Mail Stop CF3-201
300 RadioShack Circle
Fort Worth, Texas 76102
	Attention:	Raymond C. Vines, CPA, CTP
Director - Treasury Operations
	Facsimile:	(817) 415-2638
	Telephone:	(817) 415-2107

14. Accounts for Payment:

To Bank:	Bank of America, N.A.
New York, NY
	SWIFT:	BOFAUS3N
	Bank Routing:	026 009 593
	Account Name:	Bank of America
	Account No. :	0012333 34172

To Issuer:	Bank of America
Dallas, Texas
ABA# 0260-0959-3
A/C# 505-053-6508
	Beneficiary:	RadioShack Corporation

15. Delivery Instructions:

Unless otherwise directed in writing, any Share to be delivered hereunder shall be delivered as follows:

To Issuer:	To be advised.

Yours sincerely,

BANK OF AMERICA, N.A.

By:	/s/ Christopher A. Hutmaker
Name:	Christopher A. Hutmaker
Title:	Managing Director

Confirmed as of the date first above written:

RADIOSHACK CORPORATION

By:	/s/ James Gooch
Name:	James Gooch
Title:	Chief Financial Officer

EXHIBIT A

FORM OF WARRANT

CONFIRMATION

Date:	[ ], 20[ ]

To:	RadioShack Corporation (“Issuer”)

Telefax No.:	(817) 415-2638

Attention:	Raymond C. Vines, CPA, CTP Director - Treasury Operations

From:	Bank of America, N.A. (“Bank”)

Telefax No.:	(704) 208-2869

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced Transaction entered into on the Trade Date specified below between you and us. This Confirmation supplements, forms a part of, and is subject to the Master Terms and Conditions for Warrants Issued by RadioShack Corporation, between Bank and Issuer, dated as of August 12, 2008 and as amended from time to time (the “Master Confirmation”).

1. The definitions and provisions contained in the Definitions (as such term is defined in the Master Confirmation) and in the Master Confirmation are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern.

2. The particular Transaction to which this Confirmation relates shall have the following terms:

Trade Date:	[ ], 20[ ]

Effective Date:	[ ], 20[ ]

Strike Price:	USD[ ]

Premium:	USD[ ]

Premium Payment Date:	[ ], 20[ ]

Final Disruption Date:	[ ], 20[ ]

Maximum Delivery Amount:	[ ]

For each Component of the Transaction, the Number of Warrants1 and Expiration Date are as set forth below.

[1]	Total number of Warrants will equal the number of Shares underlying the Convertible Notes

Component Number	Number of Warrants	Expiration Date[2]
1.	[ ]	[ ]
2.	[ ]	[ ]
3.	[ ]	[ ]
4.	[ ]	[ ]
5.	[ ]	[ ]
6.	[ ]	[ ]
7.	[ ]	[ ]
8.	[ ]	[ ]
9.	[ ]	[ ]
10.	[ ]	[ ]
11.	[ ]	[ ]
12.	[ ]	[ ]
13.	[ ]	[ ]
14.	[ ]	[ ]
15.	[ ]	[ ]
16.	[ ]	[ ]
17.	[ ]	[ ]
18.	[ ]	[ ]
19.	[ ]	[ ]
20.	[ ]	[ ]
21.	[ ]	[ ]
22.	[ ]	[ ]
23.	[ ]	[ ]
24.	[ ]	[ ]
25.	[ ]	[ ]
26.	[ ]	[ ]
27.	[ ]	[ ]
28.	[ ]	[ ]
29.	[ ]	[ ]
30.	[ ]	[ ]
31.	[ ]	[ ]
32.	[ ]	[ ]
33.	[ ]	[ ]
34.	[ ]	[ ]
35.	[ ]	[ ]
36.	[ ]	[ ]
37.	[ ]	[ ]
38.	[ ]	[ ]
39.	[ ]	[ ]
40.	[ ]	[ ]
41.	[ ]	[ ]
42.	[ ]	[ ]
43.	[ ]	[ ]
44.	[ ]	[ ]
45.	[ ]	[ ]
46.	[ ]	[ ]
47.	[ ]	[ ]
48.	[ ]	[ ]

[2]	Insert [ ] scheduled Exchange Business Days immediately following the [ ]th calendar day after the maturity date of the Convertible Notes.

49.	[ ]	[ ]
50.	[ ]	[ ]
51.	[ ]	[ ]
52.	[ ]	[ ]
53.	[ ]	[ ]
54.	[ ]	[ ]
55.	[ ]	[ ]
56.	[ ]	[ ]
57.	[ ]	[ ]
58.	[ ]	[ ]
59.	[ ]	[ ]
60.	[ ]	[ ]
61.	[ ]	[ ]
62.	[ ]	[ ]
63.	[ ]	[ ]
64.	[ ]	[ ]
65.	[ ]	[ ]
66.	[ ]	[ ]
67.	[ ]	[ ]
68.	[ ]	[ ]
69.	[ ]	[ ]
70.	[ ]	[ ]
71.	[ ]	[ ]
72.	[ ]	[ ]
73.	[ ]	[ ]
74.	[ ]	[ ]
75.	[ ]	[ ]
76.	[ ]	[ ]
77.	[ ]	[ ]
78.	[ ]	[ ]
79.	[ ]	[ ]
80.	[ ]	[ ]
81.	[ ]	[ ]
82.	[ ]	[ ]
83.	[ ]	[ ]
84.	[ ]	[ ]
85.	[ ]	[ ]
86.	[ ]	[ ]
87.	[ ]	[ ]
88.	[ ]	[ ]
89.	[ ]	[ ]
90.	[ ]	[ ]

Issuer hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Bank) correctly sets forth the terms of the agreement between Bank and Issuer with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein or in the Master Confirmation and immediately returning an executed copy to John Servidio, Facsimile No. 212-230-8610.

Yours sincerely,

BANK OF AMERICA, N.A.

By:
Name:
Title:

Confirmed as of the date first above written:

RADIOSHACK CORPORATION

By:
Name:
Title: